AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT

Agreement made as of this first day of March, 1993, as amended and restated as of August 15, 2007, by and between Sentinel Group Funds, Inc., a Maryland corporation and a registered series investment company under the Investment Company Act of 1940 (“Funds”), and Sentinel Asset Management, Inc. (as successor to Sentinel Advisors Company, a Vermont general partnership), a Vermont corporation and a registered investment adviser under the Investment Advisers Act of 1940 (“Advisor”).

WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable considerations, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1. Management of Securities Portfolios

Advisor agrees to act as investment adviser to Funds with respect to the investment of its assets and in general to supervise the investments of several portfolios of Funds, subject at all times to the direction and control of the Board of Directors of Funds, all as more fully set forth herein. In connection therewith, Advisor shall regularly provide investment advice to Funds, and shall, subject to the succeeding provisions of this section, continuously supervise the investment and reinvestment of cash, securities or other property comprising the assets of the several investment portfolios of Funds, and Advisor shall accordingly:

     (a) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic or foreign, affecting the economy generally, the several portfolios of Funds, the individual companies whose securities are included in Funds’ portfolios, the industries in which they engage, and securities which Advisor considers may be suitable for inclusion in any of Funds’ portfolios, and regularly report thereon to the Board of Directors of Funds; and

     (b) provide continuously an investment program for each portfolio of Funds consistent, in its opinion, with the investment policy and objectives for which such portfolio is designed; and

     (c) determine what securities shall be purchased or sold by Funds, and regularly report thereon to the Board of Directors of Funds; and

     (d) take, on behalf of Funds, all actions which appear to Advisor necessary to carry into effect such investment programs and supervisory functions as aforesaid including the placing of purchase and sale orders.

Any investment program provided by Advisor under this section, or any supervisory functions taken hereunder by it shall at all times conform to, and be in accordance with, any requirements imposed by: the provisions of the Investment Company Act of 1940 (the” 1940 Act”), and any rules or regulations in force thereunder, any other applicable provision of law, the provisions of the Articles of Incorporation of Funds as amended from time to time, the provisions of the By-Laws of Funds as amended from time to time, resolutions as adopted and/or amended from time to time by the Board of Directors of Funds, and the terms of the registration statements of Funds, as amended from time to time, under the Securities Act of 1933 and the 1940 Act.

In furtherance of these duties, Advisor will make its principal executive officers available as principal executive officers of Funds at no expense to Funds.

2. Funds to Bear Other Expenses

It is understood and agreed that Funds, in addition to the advisory fee paid to Advisors set forth in Article 3 below, will bear and pay for its expenses of operation including its (i) rent and office equipment, if any; (ii) salaries and employee benefits including applicable employment and payroll taxes, of its own administrative and executive personnel who are not affiliated with Advisor, if any; (iii) brokerage commissions and other costs in connection with the purchase or sale of securities; (iv) all taxes and corporate fees payable by Funds to federal, state or other governmental agencies; (v) fees and costs of its transfer agent, fund accounting and financial administration service provider, custodian, registrar, independent legal counsel and auditors; (vi) expenses of printing and mailing stock certificates, dividends, reports, notices and proxy materials to its shareholders; (vii) fees and expenses incident to the registration and maintenance of registration under the Securities Act of 1933 of shares of Funds for public sale (other than costs of printing prospectuses for prospective new shareholders) and the qualification of its shares for offering and sale under state or other securities laws; (viii) fees and expenses imposed on Funds under the 1940 Act; (ix) insurance premiums for fidelity bonds and other coverage to its operations; (x) all expenses incident to holding of meetings of its shareholders; (xi) fees and expenses of directors who are not affiliated with Advisor; (xii) its pro rata share of fees and dues of the Investment Company Institute; and(xiii) such non-recurring expenses as may arise, including actions, suits or proceedings, affecting Funds and the legal obligation which Funds may have to indemnify its officers and directors with respect thereto.

3. Compensation of Advisors

As compensation in full for services rendered under this Agreement, Funds will pay to Advisor a monthly fee determined as follows:

Fund	Fee
Balanced	0.55% per annum on the first $200 million of its average daily net assets; 0.50% per annum on the next $200 million of such assets; 0.45% per annum on the next $600 million of such assets; 0.40% per annum on the next $1 billion of such assets; and 0.35% per annum on such assets over $2 billion

Capital Growth Common Stock International Equity Mid Cap Growth Small Company Small/Mid Cap Fund	0.70% per annum on the first $500 million of each Fund’s average daily net assets; 0.65% per annum on the next $300 million of such assets; 0.60% per annum on the next $200 million of such assets; 0.50% per annum on the next $1 billion of such assets; and 0.40% of such assets over $2 billion
Georgia Municipal Bond	0.45% per annum on the first $1 billion of the Fund’s average daily net assets; 0.40% per annum on the next $1 billion of such assets; and 0.35% on such assets in excess of $ 2 billion
Government Securities[1] Short Maturity Government[1]	0.55% per annum on the first $200 million of the Funds’ average daily net assets; 0.50% per annum on the next $200 million of such assets; 0.45% per annum on the next $600 million of such assets; 0.40% per annum on the next $1 billion of such assets; and 0.35% on such assets in excess of $ 2 billion

Growth Leaders	0.90% per annum on the first $500 million of the Fund’s average daily net assets; 0.85% per annum on the next $300 million of such assets; 0.80% per annum on the next $200 million of such assets; 0.70% per annum on the next $1 billion of such assets; and 0.60% of such assets over $2 billion

Fund	Fee
Mid Cap Value	0.75% per annum on the first $500 million of the Fund’s average daily net assets; 0.65% per annum on the next $300 million of such assets; 0.60% per annum on the next $200 million of such assets; 0.50% per annum on the next $1 billion of such assets; and 0.40% of such assets over $2 billion

U.S. Treasury Money Market	0.40% per annum on the first $300 million of the Fund’s average daily net assets; and 0.35% per annum on such assets in excess of $300 million
[1]When determining the breakpoint for the advisory fee for the Government Securities Fund, its assets are aggregated with the Short Maturity Government Fund. In determining the breakpoint for the advisory fee for the Short Maturity Government Fund, its assets are aggregated with the Government Securities Fund.

The amounts payable to Advisor shall be based upon the value of the net assets as of the close of business each day. Such amounts shall be paid monthly.

4. Guarantee of Expense Limitation

If, for any fiscal year of Funds, expenses (including management fee and costs incident to its regular and executive personnel, but excluding interest, taxes, brokerage fees and, where permitted, extraordinary expense) borne by Funds exceed expense limitations applicable to each class of shares of Funds which are imposed by state securities regulators as such limitations may be lowered or raised from time to time, Advisor guarantees that it will reimburse Funds for any excess. The portion of any such reduction to be borne by Advisor shall be deducted from the monthly investment advisory fee otherwise payable to Advisor and, if such amount should exceed such monthly investment advisory fees, Advisor agrees to repay to Fund annually before publication of Funds’ annual report to shareholders such sum as may be required to make up the deficiency. For the purpose of this article, the term “fiscal year” shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Investment Advisory Agreement.

5. Placing of Purchase and Sale Orders

Advisor shall not deal as principal with Funds in the purchase and sale of portfolio securities nor shall it receive any commissions or other remuneration on the purchase or sale of portfolio securities by Funds.

Advisor is authorized and directed to place the orders for the purchase and sale of portfolio securities by Funds and to supervise the executions thereof. With respect to such transactions, whether through a broker as agent or with a dealer as principal, Advisor’s primary objective is to both obtain the best price and execution of each transaction. Such orders may be placed with qualified brokers and/or dealers who also provide investment information or other services to Funds. Management shall report to the Directors of Funds at least quarterly on said allocations of order and on the brokerage commissions and/or dealer concessions involved, indicating to whom such allocations are made and the basis thereof.

6. Nonexclusivity

Advisor’s services to Funds hereunder are not to be deemed exclusive and Advisor shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

7. National Life Services

National Life Insurance Company and its subsidiaries may furnish to Advisor, in order to better enable it to fulfill its obligations hereunder, office space, personnel and other services as are requested by Advisor, in all cases for a reasonable charge. Advisor will present the details of any such arrangements to the Board of Directors of Funds.

8. Affiliations of Advisor

It is understood that the directors and officers of Funds may be directors or officers of Advisor or an entity under common control, including National Life Insurance Company, or any affiliate, or otherwise be interested in Advisor, and that the existence of such dual interest shall not affect the validity of this Agreement or any transactions hereunder.

9. Liability of Advisor

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of Advisor, it shall not be subject to liability to Funds or to any stockholder of Funds for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

10. Duration of this Agreement

This Agreement shall become effective upon the date set forth above and shall continue in force and effect, unless terminated as hereinafter provided, until November 30, 1993, and from year to year thereafter, provided such continuance is specifically approved at least annually by the Board of Directors of Funds, including specific approval (i) by a majority of the Directors who are not interested persons of a party to this Agreement (other than as Directors of Funds) by votes cast in person at a meeting specifically called for such purpose (Director vote) or (ii) as to each class of the issued and outstanding voting securities (as defined in Section 2 (a) (42) of the 1940 Act) of Funds by a vote of a majority of such class and a Director vote.

11. Termination

This Agreement may be terminated by Advisor at any time without penalty upon giving Funds sixty (60) days’ written notice (which notice may be waived by Funds) and may be terminated by Funds, in its entirety or as to a specific series of Funds, at any time without penalty upon giving Advisors sixty (60) days’ written notice (which notice may be waived by Advisor), provided that such termination by Funds shall be approved by the vote of a majority of the Board of Directors of Funds in office at the time or by the vote of a majority of the outstanding voting securities of Funds, if such termination relates to the investment advisory arrangements for all series of Funds, or by the vote of a majority of the outstanding voting securities of a specific series of Funds, if such termination relates to that series only. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers as of this 15th day of August, 2007.

SENTINEL GROUP FUNDS, INC.	SENTINEL ASSET MANAGEMENT, INC.

/s/ Christian W. Thwaites	/s/ Christian W. Thwaites
Christian W. Thwaites	Christian W. Thwaites
President & Chief Executive Officer	President & Chief Executive Officer